Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13G (including the amendments thereto, the “13G”) with respect to the common shares, no par value per share, of ProMIS Neurosciences Inc., a Canadian corporation. This Joint Filing Agreement shall be filed as an Exhibit to the 13G. The undersigned acknowledge that each shall be responsible for the timely filing of any amendments to such joint filing and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others.

This Joint Filing Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which, taken together, shall constitute one and the same instrument.

EXECUTED as of this 2nd day of January, 2024.

/s/ Jeremy M. Sclar
JEREMY M. SCLAR

CROCKER MOUNTAIN LLC

By:	/s/ Jeremy M. Sclar
Name: Jeremy M. Sclar
Title: Manager

JEREMY M. SCLAR 2012 IRREVOCABLE FAMILY TRUST

By:	/s/ Richard A. Marks
Name: Richard A. Marks
Title: Trustee

Exhibit A

1.	Jeremy M. Sclar

2.	Crocker Mountain LLC

3.	Jeremy M. Sclar 2012 Irrevocable Family Trust